Exhibit 21.1

Subsidiaries of WashingtonFirst Bankshares, Inc.

The subsidiaries of WashingtonFirst Bankshares, Inc. are as follows:

Company	Jurisdiction of Organization
WashingtonFirst Bank	Virginia